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                                                                       EXHIBIT 5


November 17, 2000



Board of Directors
Intelefilm Corporation
5501 Excelsior Boulevard
Minneapolis, MN 55416

         RE:      INTELEFILM CORPORATION
                  REGISTRATION STATEMENT ON FORM S-4

Gentlemen:

         I have acted as counsel to Intelefilm Corporation, a Minnesota corporation (the "Company"), in connection with the issuance and sale by the Company of an aggregate of up to 244,880 shares of common stock, par value $0.02 per share (the "Common Stock"), of the Company pursuant to (1) the Company's offer (the "Offer") to issue shares of Common Stock in exchange for the outstanding shares of common stock, par value $0.01 per share, of Harmony Holdings, Inc., a Delaware corporation ("Harmony"), and (2) the merger (the "Merger") of Harmony into the Company, or a wholly-owned subsidiary of the Company, after completion of the Offer.

         This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

         In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on the date hereof (the "Registration Statement"),
(ii) the form of certificates to be used to represent the shares of Common Stock, (iii) the Articles of Incorporation and By-Laws of the Company, as amended to date, (iv) resolutions adopted by the board of directors of the Company with respect to the Offer and the issuance of the shares of Common Stock contemplated thereby, and (v) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

         In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies, and the authenticity of originals of such copies. As to any facts material to this opinion which I did not independently establish or verify, I have relied upon representations of the Company and others.

         I am admitted to the bar in the State of Minnesota, and I do not express any opinion as to the law of any other jurisdiction other than Minnesota and the laws of the United States of America to the extent specifically referred to herein.

         Based upon and subjected to the foregoing, and assuming the due execution and delivery of certificates representing the shares of Common Stock in the form examined by me, I am of the opinion that the shares of Common Stock to be issued by the Company pursuant to the Offer and the Merger, when issued in accordance with the terms of the Offer and the Merger, will be duly authorized, validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement. I also consent to the reference to myself under the caption "LEGAL MATTERS" in the Registration Statement.

                                          Very truly yours,



                                          By:  /s/ Jill J. Theis
                                              -----------------------------
                                              Jill J. Theis
                                              General Counsel and Secretary
                                              iNTELEFILM Corporation